Articles of Amendment

DREYFUS PREMIER CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC., a

Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the

"Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The Charter of the Corporation is hereby amended by reducing the par value of each share of Common Stock of the Corporation as set forth in Article FIFTH of the

Articles of Incorporation (or elsewhere in the Charter) to a par value of one tenth of one cent

($.001) each and reducing the aggregate par value of the Common Stock of the Corporation to

$600,000.

SECOND: These Articles of Amendment were approved by at least a majority of the entire Board of Directors of the Corporation and are limited to changes expressly authorized by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Dreyfus Premier California AMT-Free Municipal Bond

Fund, Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its Vice

President who acknowledges that these Articles of Amendment are the act of the Corporation, that to the best of her knowledge, information and belief all matters and facts set forth herein relating to the authorization and approval of these Articles of Amendment are true in all material respects, and that this statement is made under the penalties of perjury.

DREYFUS PREMIER CALIFORNIA AMT-FREE MUNICIPAL BOND FUND, INC.

By: /s/ Janette E. Farragher
 Janette E. Farragher
Vice President

WITNESS:

/s/ Jeff Prusnofsky
Jeff Prusnofsky
Assistant Secretary